UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Caremark Rx, Inc.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Caremark Rx, Inc.

211 Commerce Street, Suite 800

Nashville, Tennessee 37201

April 9, 2004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 4, 2004

The 2004 annual meeting of stockholders of Caremark Rx, Inc. will be held at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee, 37219 on Tuesday, May 4, 2004, at 9:00 a.m. Central Time, for the following purposes:

1.	Election of four directors, each to serve for a term of three years.

2.	Any other matters that properly come before the meeting.

Stockholders of record at the close of business on April 1, 2004 are entitled to vote at the meeting or any postponement or adjournment thereof. A list of stockholders as of the close of business on April 1, 2004 will be available at our principal place of business for examination by any stockholder during the period from April 20, 2004 through the 2004 annual meeting of stockholders.

Please review the voting options on the attached proxy card and submit your vote promptly. If you attend the annual meeting, you may revoke your proxy and vote in person if you desire to do so, but attendance at the annual meeting does not itself serve to revoke your proxy.

By Order of the Board of Directors,

Sara J. Finley

Corporate Secretary

Caremark Rx, Inc.

PROXY STATEMENT

This Proxy Statement contains information related to the annual meeting of stockholders (the “annual meeting”) of Caremark Rx, Inc. (“Caremark Rx” or the “Company”) to be held on Tuesday, May 4, 2004, at 9:00 a.m. Central Time, at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee, 37219 and at any postponements or adjournments thereof. The Proxy Statement will first be distributed to the Company’s stockholders on or about April 9, 2004.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of four directors. In addition, the Company’s management will report on the performance of the Company during 2003 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 1, 2004, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon. Treasury shares will not be voted. Individual votes of stockholders are kept private, except as appropriate to meet legal requirements. Access to proxies and other individual stockholder voting records is limited to the independent inspectors of election and certain employees of the Company and its agents who must acknowledge in writing their responsibility to comply with this policy of confidentiality.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. A broker non-vote occurs when a brokerage firm or other nominee does not vote shares on a particular proposal because it does not have discretionary voting power on that item and has not received voting instructions from the beneficial owner of the shares. On April 1, 2004, there were 458,591,036 shares of common stock of the Company outstanding and entitled to vote at the meeting.

How many votes are required to elect a director?

The affirmative vote of a plurality of the votes cast at the meeting in person or by proxy is required for the election of a director. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted, although it will be counted for purposes of determining whether there is a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of directors.

How do I vote?

Whether you hold shares directly as a registered stockholder (that is, if you hold your stock in your own name) or beneficially in “street name,” when you return your proxy card, properly signed and as instructed, the shares represented will be voted in accordance with your directions. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may vote by telephone or electronically through the Internet, by following the instructions included on your proxy card.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you may vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file, with the Corporate Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended for your proxy if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The Board recommends a vote FOR election of the nominated slate of directors (see below). Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors.

Who will count the votes?

The Company’s Board of Directors has selected a representative of Wachovia Bank, N. A. to be the inspector of election for the annual meeting. The inspector will ascertain the number of shares outstanding and the voting power of the outstanding shares, determine the shares represented at the meeting, determine the validity of proxies and ballots, count all votes and determine the results of the voting. The inspector of election will deliver a written report after the meeting.

ITEMS FOR CONSIDERATION AT THE MEETING

Item 1: ELECTION OF DIRECTORS

The Board of Directors currently consists of thirteen members and is divided into three classes, each having a three-year term. The terms expire in successive years. Pursuant to the rules and regulations of the New York Stock Exchange (“NYSE”), at least a majority of the Board must consist of independent directors. The Board has determined that ten of its members are independent directors under the listing standards of the (“NYSE”). See “Certain Relationships and Related Transactions” for more information concerning the independence of the Company’s directors. The current terms of the Company’s Class I directors, Edwin M. Banks, Colleen Conway-Welch, Ph.D., Roger L. Headrick and Jean-Pierre Millon will end at the 2004 annual meeting.

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each annual meeting of the Company’s stockholders.

In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s leadership in his or her particular field; the individual’s professional experience, business judgment and educational background; and the individual’s professional ethics, integrity and values. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the Company’s business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Nominating and Corporate Governance Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the committee may identify certain skills or attributes (e.g., financial experience, business experience) as being particularly desirable to help meet specific Board needs that have arisen.

In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee relies on suggestions from the Board, stockholders, management and others. From time to time, the Nominating and Corporate Governance Committee also may retain search firms to assist it in identifying potential candidates for director.

Class I Director Nominees

The Board proposes the following slate of four Class I director nominees to stand for election or re-election, as appropriate, at the 2004 annual meeting, to hold office until the 2007 annual meeting or until his or her successor is elected and qualified. The Company does not know of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person or persons as the Board of Directors may recommend. If this slate of nominees is approved by the stockholders, the Board of Directors will continue to have thirteen members.

Edwin M. Banks, 41, has been a member of the Board of Directors since May 2000. Mr. Banks has served as Portfolio Manager for W. R. Huff Asset Management Company, an investment management firm, since June 1988. He is a director, Chairman of the audit committee and a member of the executive committee for NTL, Incorporated, a communications services company.

Colleen Conway-Welch, Ph.D., 59, has been a member of the Board of Directors since May 2001. Dr. Conway-Welch has been the Dean of the Vanderbilt University School of Nursing since 1984. In addition, Dr. Conway-Welch is a founder and director of Pinnacle Bank in Nashville, Tennessee, a director of Rehabcare, Inc. and a director and member of the audit committee for Ardent Health Services, Inc.

Roger L. Headrick, 67, has been a member of the Board of Directors since September 1996. He is Managing General Partner of HMCH Ventures, a private venture capital investment partnership. Beginning in 2000, Mr. Headrick has been the Chairman of the Board of NewBiotics Inc., a private pharmaceutical developer of drugs to treat cancer and infectious disease. Since June 1989, Mr. Headrick has been President and Chief Executive Officer of ProtaTek International, Inc., a private bioprocess and biotechnology company that develops and manufactures animal vaccines. He was President and Chief Executive Officer of the privately-held Minnesota Vikings Football Club from January 1991 until August 1998. Mr. Headrick serves as a director and Chairman of the compensation and governance committee of Crompton Corporation and a director and Chairman of the compensation committee of Rahr Malting Company, a privately-held company. Mr. Headrick received an MBA in Finance from Columbia University in 1960.

Jean-Pierre Millon, 54, was appointed as a Class I director of the Company by the Board of Directors effective as of March 24, 2004, in accordance with the terms of the merger agreement by and among the Company, Cougar Merger Corporation and AdvancePCS. Prior to joining the Company’s Board, Mr. Millon served as a director of AdvancePCS beginning in October 2000. Mr. Millon currently is Chairman of the Board of Prometheus Laboratories, Inc., a specialty pharmaceutical company, and of Medical Present Value, Inc., a medical service company. He is also a special limited partner at Care Capital L.L.C. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as its President and Chief Executive Officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Inc., Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc. He also serves as a director for Cypress Biosciences, Inc., a public company.

OTHER ITEMS

As of the date of this Proxy Statement, the Company knows of no business to be presented for consideration at the annual meeting other than the election of directors. If any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed forms returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

GENERAL INFORMATION ABOUT THE COMPANY

DIRECTORS CONTINUING IN OFFICE

Class II Directors

The current terms of the following Class II directors will expire at the 2005 annual meeting of stockholders.

Edwin M. Crawford, 55, was named Chairman of the Board of Directors in December 1998. He has served as Chief Executive Officer and as a director of the Company since March 1998. He also served as President of the Company from March 1998 until May 2000, and, effective March 24, 2004, he re-assumed the role of President and became Chairman, President and Chief Executive Officer of the Company.

Kristen E. Gibney Williams, 55, has been a member of the Board of Directors since February 1999. From January 1994 until January 1997, she was the Corporate Vice President responsible for the prescription benefit management business of Caremark International Inc., which the Company acquired in September 1996.

Edward L. Hardin, Jr., 64, has been a member of the Board of Directors since May 2000. He has been Executive Vice President and General Counsel of the Company since June 1998. From September 1965 until June 1998, Mr. Hardin was engaged in the private practice of law in Birmingham, Alabama, where he was senior principal in the law firm of Hardin & Hawkins. Mr. Hardin received his law degree from the University of Alabama School of Law.

Dr. George Poste, 59, was appointed as a Class II director of the Company by the Board of Directors effective as of March 24, 2004, in accordance with the terms of the merger agreement by and among the Company, Cougar Merger Corporation and AdvancePCS. Prior to joining the Company’s Board, Dr. Poste served as a director of AdvancePCS beginning in July 2002, and he was also a member of the compensation committee of AdvancePCS. Dr. Poste is currently Chief Executive Officer of Health Technology Networks, a health care consulting group based in Scottsdale, Arizona and suburban Philadelphia, Pennsylvania. Dr. Poste previously served as President, Research and Development, and Chief Science and Technology Officer at SmithKline Beecham from 1997 to 1999 and held other positions at SmithKline Beecham or its related entities prior thereto. Dr. Poste is Non-Executive Chairman of diaDexus, Inc., the joint venture in molecular diagnostics between GlaxoSmithKline and Incyte Pharmaceuticals, Inc. He also is Non-Executive Chairman of Orchid BioSciences, Inc., a public company engaged in the development and delivery of genetic testing services, and serves as a director for Monsanto Company, a public company that provides agricultural products and services. Dr. Poste currently chairs the Department of Defense Task Force on the Protection of the United States Against Bioterrorism and heads Arizona State University’s newly chartered Arizona Biodesign Institute.

Class III Directors

The current terms of the following Class III directors will expire at the 2006 annual meeting of stockholders.

C. David Brown II, 51, has been a member of the Board of Directors since March 2001. He was the Managing Partner of the Orlando, Florida office of Broad and Cassel, a law firm, from 1989 until March 2000, when he became Chairman of the firm.

Harris Diamond, 50, has been a member of the Board of Directors since May 2000. Mr. Diamond is the Chief Executive Officer of Constituency Management Group, a division of the Interpublic Group of Companies, a marketing and advertising corporation.

Ted H. McCourtney, 65, has been a member of the Board of Directors since August 1993. He was a general partner of Venrock Associates, a venture capital firm, from 1970 until June 2000. Mr. McCourtney is a director of and a member of the compensation and audit committees for Visual Networks, Inc., a provider of performance management solutions for wide area communications networks and services. Mr. McCourtney received an MBA from Harvard Business School in 1966.

C.A. Lance Piccolo, 62, has been Vice Chairman of the Board of Directors since September 1996. He has been President and Chief Executive Officer of HealthPic Consultants, Inc., a private company, since September 1996. Mr. Piccolo also serves as a director of and a member of the compensation and audit committees for Crompton Corporation, a public polymer and specialty products manufacturer, and a director, Chairman of the compensation committee and member of the audit committee for NovaMed Eyecare, Inc., a public eye care services company.

Michael D. Ware, 58, was appointed as a Class III director of the Company by the Board of Directors effective as of March 24, 2004, in accordance with the terms of the merger agreement by and among the Company, Cougar Merger Corporation and AdvancePCS. Prior to joining the Company’s Board, Mr. Ware served as a director of AdvancePCS beginning in July 1993, and he was also a member of the compensation and audit committees of AdvancePCS. Mr. Ware is a co-founder of Advance Capital Markets, Inc., a private investment firm, and has served as its managing director since January 1989. Mr. Ware also served as a managing general partner of Black Emerald Capital Advisors, LLC, a private investment firm, as a partner of Black Emerald Capital LLC, a private investment firm, until December 2003, and as a director of the American Council of Renewable Energy.

EXECUTIVE OFFICERS

Mr. Crawford serves as Chairman of the Board of Directors and also serves as an executive officer. Mr. Hardin, who is a director of the Company, also serves as an executive officer. The following individuals are also executive officers of the Company.

Peter J. Clemens IV, 39, has been Senior Vice President of Finance and Treasurer of the Company since May 1998. From 1995 until May 1998, he was Vice President of Finance and Treasurer of the Company. Mr. Clemens received an MBA from Vanderbilt University in 1991.

Sara J. Finley, 44, has been Senior Vice President, Assistant General Counsel and Corporate Secretary since August 1998. She joined the Company in November 1995 as Vice President-Legal Services. Ms. Finley received her law degree from Vanderbilt University School of Law in 1985.

Bradley S. Karro, 42, has been Executive Vice President of Corporate Development of the Company since October 1999. From May 1998 through September 1999, he served as President and Chief Operating Officer of the Company’s physician practice management operations in California. From February 1996 through May 1998, Mr. Karro served as President, Chief Executive Officer and director of Maternicare, Inc., a physician practice management company.

Kirk McConnell, 43, has been Executive Vice President of Human Resources for the Company since March 24, 2004. Previously, he served as Executive Vice President and Chief Administrative Officer of the Company since June 2000. From September 1998 through June 2000, Mr. McConnell served as Senior Vice President of Human Resources for the Company, and from October 1997 through September 1998, he was Vice President-Employee Relations and Labor Counsel for the Company.

Howard A. McLure, 47, has been Executive Vice President and Chief Financial Officer of the Company since May 2000. Mr. McLure joined the Company as Senior Vice President and Chief Accounting Officer in June 1998. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc., a specialty managed healthcare company. Mr. McLure is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Mark S. Weeks, 41, has been Senior Vice President of Finance and Controller of the Company since March 2000. From June 1994 until March 2000, Mr. Weeks was Vice President of Finance and Controller of the Company. Mr. Weeks is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

The following table details the holdings of the beneficial owner of more than 5% of the Company’s common stock known to the Company as of December 31, 2003.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common	Bank of America Corporation and affiliates 100 North Tryon Street Charlotte, North Carolina 28255	16,601,485	(2)	6.2%

(1)	Based on 266,838,651 shares outstanding on December 31, 2003. On March 24, 2004, the Company issued an additional 190,979,096 shares of common stock in accordance with the terms of the merger agreement by and among the Company, Cougar Merger Corporation and AdvancePCS.
(2)	This information is based on a Schedule 13G filed on February 17, 2004 by Bank of America Corporation (“BOA”), which reported that at December 31, 2003, it had shared power to vote, or to direct the vote of, 11,813,522 shares and shared power to dispose or direct the disposition of 16,486,695 shares. It reported no sole voting power or sole dispositive power over such shares. BOA filed as a parent holding company or control person with respect to several other owners of the Company’s common stock, including Marsico Capital Management, LLC, which reported sole voting power with respect to 11,558,694 shares and sole dispositive power to dispose or direct the disposition of 16,326,883 shares.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by each of the Company’s directors, selected executive officers and the directors and selected executive officers of the Company as a group. Consistent with the Company’s compensation philosophy described below, the stock ownership reflected in this table represents the alignment of the named individuals’ financial interests with the general interests of the Company’s stockholders because the value of their total stock holdings will increase or decrease in line with value of the Company’s stock. Except as otherwise indicated, all information is as of March 29, 2004, when there were 458,580,916 shares outstanding. Shares of the Company’s common stock subject to options held by the directors and selected executive officers that are exercisable within 60 days of March 29, 2004 are deemed outstanding for the purpose of computing their beneficial ownership individually and as a group. The Chief Executive Officer and the four other most highly compensated executive officers as of December 31, 2003 are included in this table. These individuals may be referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name	Position Held	Aggregate Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
Edwin M. Crawford	Chief Executive Officer, Chairman of the Board and Director	9,576,000	2.05%
A.D. Frazier, Jr.(2)	President, Chief Operating Officer and Director	671,674	*
Edward L. Hardin, Jr.	Executive Vice President, General Counsel and Director	303,940	*
Bradley S. Karro	Executive Vice President of Corporate Development	215,635	*
Howard A. McLure	Executive Vice President and Chief Financial Officer	332,950	*
Edwin M. Banks	Director	119,640	*
C. David Brown II	Director	85,715	*
Colleen Conway-Welch	Director	83,615	*
Harris Diamond	Director	105,580	*
Kristen E. Gibney Williams	Director	140,475	*
Roger L. Headrick	Director	269,548	*
Ted H. McCourtney	Director	235,170	*
Jean-Pierre Millon	Director	40,850	*
C.A. Lance Piccolo	Director	640,483	*
George Poste	Director	14,334	*
Michael D. Ware	Director	140,109	*
All executive officers and directors as a group (20 persons)		13,766,659	2.92%

*	Less than one percent.
(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Certain of the Company’s directors and Named Executive Officers may disclaim beneficial ownership of certain shares included in the table, and certain of the shares included in the table represent options to purchase shares, which are exercisable on or before May 28, 2004, described as follows:

•	Mr. Crawford—includes options to purchase 9,526,000 shares.

•	Mr. Frazier—includes options to purchase 670,000 shares.

•	Mr. Hardin—includes options to purchase 294,400 shares, and includes 350 shares held by his son and 5,000 shares held by his spouse. Mr. Hardin disclaims beneficial ownership of the shares held by his son and his spouse.

•	Mr. Karro—includes options to purchase 209,040 shares.

•	Mr. McLure—includes options to purchase 329,450 shares, and includes 1,500 shares held by his spouse. Mr. McLure disclaims beneficial ownership of the shares held by his spouse.

•	Mr. Banks—includes options to purchase 100,250 shares and 5,895 stock units accrued under the Company’s Director Deferred Compensation Plan. The Director Deferred Compensation Plan is described below in “The Board of Directors and Board Committees—Director Compensation.”

•	Mr. Brown—includes options to purchase 75,250 shares and 5,465 stock units.

•	Dr. Conway-Welch—includes options to purchase 75,250 shares and 5,465 stock units.

•	Mr. Diamond—includes options to purchase 100,250 shares and 5,330 stock units.

•	Ms. Gibney Williams—includes options to purchase 125,250 shares and 5,225 stock units.

•	Mr. Headrick—includes options to purchase 225,250 shares, 7,048 stock units and 1,250 shares held by his spouse. Mr. Headrick disclaims beneficial ownership of the shares held by his spouse.

•	Mr. McCourtney—includes options to purchase 176,750 shares and 3,579 stock units. 151,750 of the options are held by Saw Mill Partners L.P.

•	Mr. Millon—includes options to purchase 21,500 shares.

•	Mr. Piccolo—includes options to purchase 550,250 shares and 4,592 stock units.

•	Dr. Poste—includes options to purchase 14,334 shares.

•	Mr. Ware—includes options to purchase 111,084 shares.

(2)	Effective March 24, 2004, Mr. Frazier retired from his employment with the Company and the Board of Directors, and Mr. Frazier and the Company entered into an agreement relating to his retirement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the NYSE, and to furnish the Company with copies of the forms. Based on its review of the forms received, or written representations from reporting persons, the Company believes that, during 2003, each of its directors and officers complied with all such filing requirements. The Company does not have any stockholders that own more than ten percent of a registered class of its equity securities.

EXECUTIVE COMPENSATION SUMMARY

The following table sets forth information concerning total compensation earned or paid for services rendered to the Company during each of the last three fiscal years to the Named Executive Officers.

		Annual Compensation					Long-Term Compensation Number of Stock Options Granted
Name	Year	Salary	Bonus		Other Annual Compensation			All Other Compensation(9)
Edwin M. Crawford Chairman of the Board and Chief Executive Officer	2003 2002 2001	$1,500,000 1,361,538 1,294,231	— — —	(1) (1) (1)	$127,456 103,203 207,299	(2) (3) (4)	— — 2,500,000	132,307 131,381 308,513

A.D. Frazier, Jr President and Chief Operating Officer	2003 2002 2001	$1,000,000 392,308 —	$450,000 418,167 —		$66,789 —	(5) (6)	— 1,000,000 —	53,096 22,024 —

Edward L. Hardin, Jr. Executive Vice President and General Counsel	2003 2002 2001	$522,522 509,342 488,885	$550,295 516,495 494,000			$(6) (6) (6)	20,000 — 75,000	67,390 59,017 199,495

Bradley S. Karro Executive Vice President Of Corporate Development	2003 2002 2001	$317,538 314,647 303,623	$263,154 239,654 230,100		$77,333	(7) (6) (6)	12,000 — 100,000	32,109 53,958 51,407

Howard A. McLure Executive Vice President and Chief Financial Officer	2003 2002 2001	$396,089 349,531 306,924	$425,000 303,189 236,251		$106,576	(6) (8) (6)	35,000 — 100,000	58,352 56,198 83,674

(1)	In March 2000, Mr. Crawford agreed to forego his cash bonus for the year 2000 and for all subsequent years during the then existing term of his employment agreement (which at that time was scheduled to expire on March 18, 2004) in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company’s common stock. Please see “Compensation Committee Report on Executive Compensation—Chief Executive Officer Compensation” below.
(2)	The other annual compensation shown for Mr. Crawford in 2003 includes $82,545 for personal use of a Company plane, $32,893 for temporary housing and a $12,000 car allowance.
(3)	The other annual compensation shown for Mr. Crawford in 2002 includes $91,185 for personal use of a Company plane and a $12,000 car allowance.
(4)	The other annual compensation shown for Mr. Crawford in 2001 includes $195,299 for personal use of a Company plane and a $12,000 car allowance.
(5)	The other annual compensation shown for Mr. Frazier in 2003 includes $54,789 for personal use of a Company plane and a $12,000 car allowance.
(6)	Dollar value of perquisites and other personal benefits was less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the officer.
(7)	The other annual compensation shown for Mr. Karro in 2003 includes $62,813 paid for relocation expenses, $5,520 paid for country club dues and a $9,000 car allowance.
(8)	The other annual compensation shown for Mr. McLure in 2002 includes $92,228 paid for country club dues, a $12,000 car allowance and $2,348 for personal use of a Company plane.
(9)	All other compensation for 2003 for the Named Executive Officers includes the following:

•	Mr. Crawford—$50,000 deferred under the Executive Flexible Benefit Plan; $29,927 in imputed income received for insurance premiums; $17,353 paid for term life insurance coverage; $17,295 paid for long term disability coverage; $11,732 in imputed income received in connection with value of split dollar life insurance; and $6,000 paid as an employer match under the Company’s 401(k) plan.

•	Mr. Frazier—$50,000 deferred under the Executive Flexible Benefit Plan and $3,096 in imputed income received for insurance premiums.

•	Mr. Hardin—$50,000 deferred under the Executive Flexible Benefit Plan; $7,278 in imputed income received in connection with value of split dollar life insurance; $6,000 paid as an employer match under the Company’s 401(k) plan; and $4,112 in imputed income received for insurance premiums.

•	Mr. Karro—$25,000 deferred under the Executive Flexible Benefit Plan; $6,000 paid as an employer match under the Company’s 401(k) plan; $787 in imputed income received in connection with value of split dollar life insurance; and $322 in imputed income received for insurance premiums.

•	Mr. McLure—$50,000 deferred under the Executive Flexible Benefit Plan; $6,000 paid as an employer match under the Company’s 401(k) plan; $1,464 in imputed income received for insurance premiums; and $888 in imputed income received in connection with value of split dollar life insurance.

STOCK OPTION GRANTS DURING 2003

The following table sets forth information with respect to option grants to the Named Executive Officers during 2003 and the potential realizable value of such stock option grants. The potential realizable value is calculated based on the term of the option at the time of its grant (10 years). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price.

Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price/ Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Edward L. Hardin, Jr.	20,000	2.82%	$18.35	4/2/2013	$230,804	$584,903
Bradley S. Karro	12,000	1.70	18.35	4/2/2013	138,483	350,942
Howard A. McLure	35,000	4.93	18.35	4/2/2013	403,908	1,023,581

(1)	The options granted will vest over a two-year period, with 34% of the options vesting on the date of grant, 33% of the options vesting on the first anniversary of the date of grant and the remaining 33% of the options vesting on the second anniversary of the date of grant.

AGGREGATED OPTIONS EXERCISED IN 2003

AND DECEMBER 31, 2003 OPTION VALUES

	Option Exercises During 2002			Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End(1)
Name	Shares Acquired on Exercise		Value Realized
				Exercisable	Unexercisable	Exercisable	Unexercisable
Edwin M. Crawford	—		$—	9,526,000	—	$170,526,830	—
A.D. Frazier, Jr.	—		—	670,000	330,000	$6,746,900	$3,323,100
Edward L. Hardin, Jr.	250,000	(2)	$4,194,469	294,400	6,600	$5,341,663	$92,136
Bradley S. Karro	—		$—	209,040	3,960	$3,428,183	$55,282
Howard A. McLure	—		$—	329,450	11,550	$5,238,855	$161,238

(1)	In accordance with SEC rules, values are calculated by subtracting the exercise price of the stock option from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $25.33, the closing price of the Company’s common stock as reported on the NYSE on December 31, 2003.
(2)

On July 8, 2003, Mr. Hardin exercised an option for 7,500 shares with an exercise price of $13.21, exercised an option for 7,500 shares with an exercise price of $5.1875, exercised an option for 10,000 shares with an exercise price of $4.1875 and exercised an option for 25,000 shares with an exercise price of $3.25; Mr. Hardin sold all of the shares he acquired on July 8, 2003 for $26.50 per share. On June 12, 2003, Mr. Hardin exercised an option for 7,500 shares with an exercise price of $13.21, exercised an option for 7,500 shares with an exercise price of $5.1875, exercised an option for 10,000 shares with an exercise price of $4.1875 and exercised an option for 25,000 shares with an exercise price of $3.25; Mr. Hardin sold all of the shares he acquired on June 12, 2003 for $25.50 per share. On June 5, 2003, Mr. Hardin exercised an option for 15,000 shares with an exercise price of $13.21, exercised an option for 15,000 shares with an exercise price of $5.1875, exercised an option for 20,000 shares with an exercise price of $4.1875 and exercised an option for 50,000 shares with an exercise price of $3.25; Mr. Hardin sold all of the shares he acquired on June 5, 2003 for $23.50 per share. On January 14, 2003, Mr. Hardin exercised an option for 7,500 shares with an exercise price of $13.21, exercised an option for 7,500 shares with an exercise price of $5.1875, exercised an option for 10,000 shares with an exercise price of $4.1875 and exercised an option for 25,000 shares with an exercise price of $3.25; Mr. Hardin sold all of the shares he acquired on January 14, 2003 for $18.50 per share. These options were exercised pursuant to the terms of a Section 10b5-1 plan adopted by Mr. Hardin for estate planning purposes. The plan has automatically terminated due to the exercise of all available options.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of the Company’s equity compensation plans, including plans that were assumed through acquisitions and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2003.

	Number of securities to be issued upon exercise of outstanding options and warrants		Weighted average exercise price of outstanding options and warrants	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity Compensation plans approved by stockholders
Stock Options	13,561,445	(1)	$11.02	4,678,194
Equity compensation plans not approved by stockholders
Stock Options	5,437,084	(2)	$7.55	2,123,633
Employee Stock Purchase Plan	—		—	498,110	(3)
Director Deferred Compensation Plan	—		$17.74	42,600	(4)
Total	18,998,529		$10.03	7,342,537

(1)	Includes shares of common stock to be issued upon exercise of stock options granted under the following plans, each as amended from time to time: 1992 Stock Incentive Plan; 1992 Non-Employee Director Stock Incentive Plan; 1993 Stock Option Plan; 1994 Stock Option Plan; Non-Employee Director Stock Option Plan; 1995 Stock Option Plan; and 1997 Stock Incentive Plan.
(2)	Includes shares of common stock to be issued upon exercise of stock options granted under the 1998 Stock Option Plan and the 1998 New Employee Stock Option Plan, each as amended from time to time. Also includes shares of common stock to be issued upon exercise of stock options granted under the Nonqualified Stock Option Agreement between the Company and Mr. Crawford dated August 6, 1998.
(3)	Shares of common stock purchased through the Carestock Employee Stock Purchase Plan.
(4)	Stock units accrued through the Director Deferred Compensation Plan.

Stock Option Plans Not Approved By Stockholders

1998 Stock Option Plan

The 1998 Employee Stock Option Plan is a broad-based plan that was adopted to advance the interests of the Company by affording certain directors, officers, employees, agents and consultants of the Company an opportunity to acquire or increase their proprietary interests in the Company. The 1998 Employee Stock Option Plan provides for the grant of stock options and is administered by the Compensation Committee of the Company. The Compensation Committee may alter, amend, suspend or modify the plan in whole or in part. Pursuant to the plan, each option granted under the plan must have an exercise price that is at least equal to the fair market value of a share on the date the Compensation Committee grants the option. The Compensation Committee may designate the vesting period for each option, and each option agreement will state the date when such option terminates, which shall in no event be greater than ten years after the grant of such options. Upon termination of optionee’s employment with the Company, the period of time during which the stock options are exercisable is restricted to 90 days.

1998 New Employee Stock Option Plan

The 1998 New Employee Stock Option Plan is a plan that was adopted to provide flexibility to the Company in its ability to motivate, attract and retain the services of individuals who make significant contributions to the Company’s success. The 1998 New Employee Stock Option Plan provides for the grant of stock options and is administered by the Compensation Committee of the Company. The Compensation Committee may alter, amend, suspend or modify the plan in whole or in part. Pursuant to the plan, each option granted under the plan must have an exercise price that is at least equal to the fair market value of a share on the date the Compensation Committee grants the option. The Compensation Committee may designate the vesting period for each option, and each option agreement will state the date when such option terminates, which shall in no event be greater than ten years after the grant of such options. Upon termination of optionee’s employment with the Company, the period of time during which the stock options are exercisable is restricted to 90 days.

1998 Stock Option Grant to Chief Executive Officer

Mr. Crawford joined the Company in March 1998 as President and Chief Executive Officer. His employment agreement provided that he would receive an option to purchase 3,250,000 shares of common stock as a material inducement to entering into his initial employment agreement. The exercise price of the options was set at $3.25 per share, and the option will terminate ten years from the option grant date. This option grant is now fully vested.

2004 Incentive Stock Plan

At the Special Meeting of the Company’s Stockholders held on March 22, 2004, the stockholders approved the Caremark Rx, Inc. 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan supercedes the Company’s existing equity-based compensation plans with respect to subsequent grants of equity-based compensation. Stock options previously granted under the Company’s existing equity-based compensation plans and outstanding at the adoption of the 2004 Incentive Stock Plan will not be affected, and the terms of such options will continue to be governed by the terms of such equity-based compensation plans. Under the terms of the 2004 Incentive Stock Plan, the shares available for issuance under the plan include 15 million newly authorized shares and unissued shares that have been previously authorized for issuance under nine equity-based compensation plans of the Company and AdvancePCS. In addition, shares that were subject to grants under these nine plans, which are forfeited on or after March 22, 2004, will become available for issuance under the 2004 Incentive Stock Plan. The number of such shares will depend upon which, if any, grants under such plans are forfeited and therefore is not known at this time. Any shares of common stock which remain unissued after the cancellation, expiration or exchange of an option, a stock appreciation right or stock grant or which are forfeited after issuance shall again be available for grants under the 2004 Incentive Stock Plan, as shall any shares of common stock used to satisfy a withholding obligation.

CORPORATE GOVERNANCE PHILOSOPHY

The Company operates under a system of policies and procedures designed to ensure sound business practices as well as compliance with applicable legal requirements, including the Sarbanes-Oxley Act of 2002, as amended, and rules promulgated from time to time by the NYSE and the SEC. On March 31, 2003, the Board of Directors adopted the Corporate Governance Guidelines in order to formally establish the governance policies of the Company. In summary, these guidelines address the role of the Board of Directors, meetings of the Board of Directors, the structure of the Board of Directors and its committees and other corporate governance procedures. In addition, the Corporate Governance Guidelines require that the non-management directors meet in executive session at least twice each year, and the Board has designated Mr. Headrick as the lead director to preside at such executive sessions. The Corporate Governance Guidelines were modified by the Board in February 2004 to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement certain provisions of the Sarbanes-Oxley Act. On February 26, 2004, the Board adopted a revised Code of Conduct for the Company containing a code of business conduct and ethics for all directors, officers (including our principal executive officer, principal financial officer and controller) and employees of the Company. The Corporate Governance Guidelines as well as the Charter for each committee of the Board and the Caremark Code of Conduct will be available on our website at http://www.caremarkrx.com prior to the date of our 2004 annual meeting of stockholders.

Stockholders and other parties interested in communicating directly with the Board or with non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Caremark Rx, Inc., Attention: Board of Directors, 211 Commerce Street, Suite 800, Nashville, Tennessee 37201. The Nominating and Corporate Governance Committee has approved a process for handling letters received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company will review the communications and report them to the Board or the individual directors to whom they are addressed, unless they are deemed frivolous, inappropriate, solicitations of services or solicitations of Company funds.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

DIRECTOR COMPENSATION

Directors who are employees of the Company are not compensated for their additional services as directors. Because changes and proposed changes in the laws and regulations regarding corporate governance have increased and are expected to further increase the workload and broad-based responsibilities of the Company’s directors and its committees and, in particular, the Audit Committee, the Board of Directors approved a compensation program for non-employee directors that became effective on February 25, 2003. In developing the program, the Board was guided by the following goals: compensation should fairly reward directors for their work required in a corporation of the Company’s size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. Under the program, the Audit Committee Chairman receives an annual retainer of $75,000, directors who serve on the Audit Committee receive an annual retainer of $60,000 and all other non-employee directors receive an annual retainer of $50,000. Each non-employee director also receives an annual grant of an option to purchase 25,000 shares of the Company’s common stock and may choose to participate in the pharmacy benefits program made available to the Company’s employees.

Effective May 1, 2002, the Board of Directors adopted the Director Deferred Compensation Plan in order to further align the interests of the Company’s directors with those of the stockholders. Pursuant to the plan, non-employee directors may elect to accept stock units rather than cash for all or a portion of their annual retainer. As of the last day of each calendar quarter, each director is credited with a number of stock units determined by dividing the retainer amount deferred, plus a fifteen percent premium, by the average closing price of the Company’s common stock over the last ten trading days of the calendar quarter. Accumulated stock units are converted into shares of the Company’s common stock on a deferred basis upon the earlier to occur of a “Change in Control,” as defined in the plan, the cessation of the participant’s status as a non-employee director or four years after the compensation is deferred.

BOARD AND COMMITTEE MEETING ATTENDANCE

The Board of Directors met in person or by telephone eleven times during 2003. Each director attended more than 75% of the total number of meetings of the Board and Board committees on which he or she served. There were eleven directors at the time of the Company’s 2003 annual meeting of stockholders held in Atlanta in May 2003, and all eleven directors attended the meeting. Directors are encouraged to attend annual meetings of the Company’s stockholders, and the Corporate Governance Guidelines provide that each director is required to spend the time needed to properly discharge his or her duties with due care, including by attending board meetings, meetings of committees on which he or she is a member and annual meetings of the Company’s stockholders.

BOARD COMMITTEES

The Board of Directors has established the Audit, Compensation and Nominating and Corporate Governance Committees. It is the Board’s policy that every member of the Audit, Compensation and Nominating and Corporate Governance Committees should be an independent director under the requirements set forth in the NYSE listing standards as well as rules adopted by the SEC.

Audit Committee.    During 2003, Mr. Headrick served as the Chairperson of the Audit Committee, and Ms. Gibney Williams, Mr. McCourtney and Mr. Banks served as members. Mr. Banks joined the committee in February 2003, and Dr. Conway-Welch served as a member until February 2003. The Audit Committee met eight times in 2003. The Board has determined that each member of the Audit Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC. In addition, the Board of Directors has determined that Mr. Headrick is an “audit committee financial expert,” as defined by SEC rules.

The duties of the Audit Committee include:

•	Appointing, overseeing, retaining, compensating, evaluating and terminating the Company’s independent public accountants;

•	Evaluating the Company’s independent public accountants’ qualifications, performance and independence on at least an annual basis;

•	Reviewing the performance of and assuring objectivity of the internal audit staff, including activities relating to compliance and ethics;

•	Reviewing with management, the Company’s independent public accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;

•	Reviewing and discussing with management the Company’s unaudited quarterly financial statements and results of the Company’s independent public accountants’ reviews rendered with respect to such financial statements;

•	Reviewing and discussing with management the Company’s audited annual financial statements and the Company’s independent public accountants’ opinion rendered with respect to such financial statements;

•	Obtaining from the Company’s independent public accountants their recommendations regarding the adequacy of internal controls and other matters relating to the accounting procedures and the books and records of the Company and reviewing the correction of controls deemed to be deficient;

•	Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company’s Code of Conduct and the results of material violations of such Code;

•	Establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters; and

•	Considering such other matters in relation to the financial affairs of the Company and its accounts and in relation to the internal and external audits of the Company as the Audit Committee may, in its discretion, determine to be advisable.

The Audit Committee’s responsibilities and policies are discussed more fully in its charter, which is enclosed with this Proxy Statement as Appendix A.

Compensation Committee.    During 2003, Mr. Diamond served as the Chairperson of the Compensation Committee, and Mr. Brown and Dr. Conway-Welch served as members, with Dr. Conway-Welch joining the committee in February 2003. Mr. Banks and Mr. Piccolo served as members until February 2003. The Compensation Committee met five times in 2003. The Board has determined that each member of the Compensation Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC.

The duties of the Compensation Committee include:

•	Reviewing from time to time and approving the Company’s stated compensation strategy to ensure that officers of the Company are rewarded appropriately for their contributions to Company growth and profitability and that the executive compensation strategy supports organization objectives and stockholder interests;

•	Reviewing the performance of the Chief Executive Officer and other officers of the Company;

•	Reviewing annually and determining the individual elements of total compensation of the Chief Executive Officer;

•	Reviewing and approving the individual elements of total compensation for senior management of the Company other than the Chief Executive Officer and making recommendations to the Board of Directors with respect to non-Chief Executive Officer compensation;

•	Assuring that the Company’s incentive compensation programs are administered in a manner consistent with the Company’s compensation strategy;

•	Approving annual retainer and meeting fees for the Board of Directors and committees of the Board;

•	Approving revisions to the Company’s executive salary range structure and annual salary increase guidelines; and

•	Engaging in such other duties and responsibilities as may be assigned to the Compensation Committee, from time to time, by the Board of Directors.

The Compensation Committee’s responsibilities and policies are discussed more fully in its charter, which will be available on our website at http://www.caremarkrx.com prior to the date of our 2004 annual meeting of stockholders.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee was formed at the meeting of the Board of Directors held on February 25, 2003. From that date until February 26, 2004, Mr. Banks served as the Chairperson of the Nominating and Corporate Governance Committee, and Dr. Conway-Welch and Mr. Headrick served as members. Effective February 26, 2004, Mr. Brown became Chairman of the Nominating and Corporate Governance Committee and Mr. McCourtney and Mr. Diamond became members. The Nominating and Corporate Governance Committee met one time in 2003. The Board has determined that each member of the Nominating and Corporate Governance Committee is an independent director as defined by the NYSE listing standards as well as rules adopted by the SEC.

The duties of the Nominating and Corporate Governance Committee include:

•	Selecting as director nominees, or recommending that the Board of Directors select as director nominees, individuals whom it deems to be qualified to serve on the Board of Directors in accordance with the standards established pursuant to the Company’s Corporate Governance Guidelines;

•	Evaluating the performance of each director before recommending to the Board of Directors that the director stand for re-election;

•	Reviewing the Board’s performance and effectiveness as a body, including its corporate governance policies and practices, and conducting a similar review with respect to each of the Board’s committees;

•	Making recommendations to the Board on the structure and composition of the various committees of the Board; and

•	Reviewing and reassessing the adequacy of the Company’s Corporate Governance Guidelines and recommending any proposed changes to the Board for approval.

The Nominating and Corporate Governance Committee’s responsibilities and policies are discussed more fully in its charter, which will be available on our website at http://www.caremarkrx.com prior to the date of our 2004 annual meeting of stockholders.

The Nominating and Corporate Governance Committee has nominated Mr. Banks, Dr. Conway-Welch, Mr. Headrick and Mr. Millon for election or re-election, as appropriate, as Class I Board members at the 2004 annual meeting of stockholders. The Nominating and Corporate Governance Committee may consider stockholder nominees for the Board of Directors if submitted in accordance with the Company’s bylaws. See “Additional Information—Stockholder Proposals for the 2005 Annual Meeting” below.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Mr. Crawford. Mr. Crawford’s employment agreement is described below in “Chief Executive Officer Compensation.”

Mr. Frazier. Effective March 24, 2004, Mr. Frazier retired from his employment with the Company and the Board of Directors, and Mr. Frazier and the Company entered into an agreement relating to his retirement. The agreement provides that Mr. Frazier will receive continued payment of his base salary for one year in the amount of $1,000,000. The agreement also provides that Mr. Frazier will not be eligible for bonus payments for calendar year 2004, but he will receive 50% of the target bonus amount he was eligible to receive under the Company’s Management Incentive Compensation Plan for calendar year 2003. In addition, Mr. Frazier is eligible to participate in the capital accumulation account program available to executive officers of the Company for one year following his retirement, and the previously vested stock options granted to Mr. Frazier by the Company will expire 90 days after the retirement date. Mr. Frazier remains subject to certain noncompete, nonsolicitation and nondisclosure provisions.

Mr. Frazier’s employment agreement became effective on June 26, 2002 and provided the terms of his employment as an executive officer of the Company. Mr. Frazier was the President of the Company, and his base salary compensation during 2003 was $1,000,000. Mr. Frazier’s employment terminated effective March 24, 2004.

Mr. Hardin. Mr. Hardin’s employment agreement, which became effective on June 16, 1998, provides that he will serve as Executive Vice President and General Counsel of the Company for an initial term through June 16, 2001. The term is automatically extended for an additional year on each anniversary of the effective date unless the Company gives Mr. Hardin written notice of non-extension at least 30 days prior to such anniversary.

The agreement provides for an annual base salary, subject to periodic review by the Board of Directors or a committee of the Board, but in no event will Mr. Hardin’s salary be reduced below $450,000 in any calendar year during the term. Mr. Hardin’s base salary compensation during 2003 was $522,522. As an inducement to enter into the agreement, Mr. Hardin received a non-qualified option to purchase 400,000 shares of common stock at an exercise price of $3.25 per share. Mr. Hardin is eligible to receive, in years subsequent to 1998, a bonus of up to 100% of his base salary, based on his performance, at the discretion of the Chief Executive Officer. On February 19, 2002, Mr. Hardin’s employment agreement was amended to conform the definition of “Change in Control” to that used in the Company’s stock option plans.

Mr. Karro. Mr. Karro’s employment agreement, which became effective on June 1, 2000, provides that he will serve as Executive Vice President of Corporate Development of the Company on an “at will” basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. Mr. Karro’s base salary compensation during 2003 was $317,538. In addition, Mr. Karro is eligible to receive an annual performance bonus, with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment.

Mr. McLure. Mr. McLure’s employment agreement, which became effective on December 3, 2001, provides that he will serve as Executive Vice President and Chief Financial Officer of the Company on an “at will” basis. The agreement provides for an annual base salary, subject to periodic review and adjustment. Mr. McLure’s base salary compensation during 2003 was $396,089. In addition, the agreement provides that Mr. McLure is eligible to receive an annual performance bonus with a stated target of up to 75% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment. The Compensation Committee has determined that for 2002 and following years, Mr. McLure will be eligible to receive an annual performance bonus with a stated target of up to 100% of his base salary, at the discretion of the Chief Executive Officer, and subject to periodic review and adjustment.

Messrs. Hardin, Karro, and McLure are eligible for other benefits customarily provided by the Company to its executive employees. The employment agreement of Mr. Hardin entitles him to certain “gross up” payments related to any excise tax that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). The employment agreements for each of Messrs. Hardin, Karro and McLure also contain provisions regarding pay and benefits upon certain termination and Change in Control events which are normally found in executive employment agreements, as well as noncompete, nonsolicitation and nondisclosure provisions. During his employment, Mr. Frazier was also eligible for other benefits customarily provided by the Company to its executive officers, and his employment agreement contained provisions regarding pay and benefits upon certain termination and Change in Control events which are normally found in executive employment agreements, as well as noncompete, nonsolicitation and nondisclosure provisions, which remain in effect following his retirement. Mr. Frazier’s employment agreement was terminated by the agreement relating to his termination of employment effective March 24, 2004.

The chart below summarizes the compensation payable upon the occurrence of various termination or Change in Control events described in the employment agreements for each of Messrs. Frazier, Hardin, Karro and McLure. The terms “Cause,” “Change in Control,” “Disability,” “Good Reason,” and “Gross-Up Payment” are all used as defined in the respective employment agreements. The employment agreements for each of Messrs. Frazier, Hardin, Karro and McLure have been filed with the SEC.

Named Executive Officer	Termination for Cause or without Good Reason	Termination due to Death, Disability or Retirement	Termination without Cause or with Good Reason	Termination upon Change in Control
Mr. Frazier	Salary through the termination date; no severance or like payment; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; no severance or like payment; certain benefits and payments under applicable benefit plans and policies.	Salary for three years and accrued bonus through the termination date in a lump sum; continued benefits for three years.	If successor employer does not confirm assumption of agreement or if Mr. Frazier terminates the agreement, salary and bonus for three years in a lump sum; continued benefits for three years.

Mr. Hardin	Salary and accrued bonus through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary for the remainder of the term and accrued bonus through the termination date in a lump sum.	Salary and bonus for the remainder of the term in a lump sum; continued benefits for the remainder of the term.	If successor employer does not confirm assumption of agreement, salary and bonus for the remainder of the term in a lump sum; continued benefits for the remainder of the term; a Gross-Up Payment for excise tax.

Mr. Karro	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary and bonus for one year in a lump sum; continued benefits for one year. No provision for “Good Reason” termination.	If successor employer does not confirm assumption of agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

Mr. McLure	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary through the termination date; certain benefits and payments under applicable benefit plans and policies; all other rights under the agreement terminated.	Salary and bonus for one year in a lump sum; continued benefits for one year. No provision for “Good Reason” termination.	If successor employer does not confirm assumption of agreement, or if Mr. McLure terminates the agreement, salary and bonus for two years in a lump sum; continued benefits for two years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Throughout 2003, the Compensation Committee was composed entirely of non-employee directors. Mr. Brown has served on the Compensation Committee since May 31, 2001. Since March 2000, he has served as Chairman of the Firm for Broad and Cassel, a law firm that provided legal services to the Company in 2003. In addition, Mr. Piccolo served on the committee until February 2003. In connection with the acquisition of Caremark International Inc. in September 1996, the employment of Mr. Piccolo was terminated, entitling him to severance payments of $2,805,426 and certain other benefits provided in his severance agreement. The Company and Mr. Piccolo also entered into a consulting agreement, which has a term of ten years, unless earlier terminated. Over the course of such ten-year period, which expires September 2006, Mr. Piccolo will be paid consulting fees totaling approximately $5.4 million.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee determines each executive officer’s compensation, subject to the approval of the Board of Directors. The Compensation Committee makes recommendations to the Board of Directors about appropriate levels of compensation for executive officers and certain key employees and compensation and benefit programs for the Company as a whole. These recommendations are based on several factors, including:

•	Enabling the Company to compete effectively for the services of qualified officers and key employees;

•	Giving officers and employees appropriate incentives to pursue the maximization of long-term stockholder value;

•	Receiving advice from independent compensation consultants regarding the competitiveness of the compensation paid to officers and employees; and

•	Recognizing the success of officers and employees in achieving both qualitative and quantitative goals for the benefit of the Company and its stockholders.

COMPENSATION PHILOSOPHY

The Company’s executive compensation program is structured and administered to support the Company’s business mission. That mission focuses on the design and administration of pharmaceutical services aimed at reducing the costs and improving the safety, effectiveness and convenience of prescription drug use. The basic principles of the Company’s compensation philosophy are designed to provide three types of compensation:

•	Base salaries that represent competitive compensation for the Company’s executive officers;

•	Cash incentive compensation, or bonuses; and

•	Equity-based incentives.

Base Salary. Each executive’s annual base salary, including the base salary of the Chief Executive Officer, is based primarily upon the competitive market for the executive’s services. It is the Compensation Committee’s goal that the Company pay market-level compensation for market-level performance. The Compensation Committee therefore considers the levels of compensation paid by other companies in determining appropriate levels of compensation for the Company’s executives. Base salary decisions, however, are not targeted to specific compensation amounts paid by other companies.

The Compensation Committee also evaluates certain qualitative factors relating to the performance of each executive officer, including the Chief Executive Officer, during the preceding year, including:

•	Experience;

•	Responsibilities assumed;

•	Demonstrated leadership ability;

•	Overall effectiveness;

•	The level of an executive’s compensation in relation to other executives in the Company with the same, more or less responsibilities; and

•	The performance of the executive’s division or group in relation to established operating budgets.

Compensation arrangements for executive officers are often set forth in employment contracts with specified terms, which are reviewed and approved by the Compensation Committee.

Incentive Compensation. In addition to base salary, the Compensation Committee recommends annual cash incentive bonuses for executives of the Company, based upon the performance of the Company and the executive during the applicable year. In general, individual annual cash incentive bonuses for executives are established pursuant to the employment agreement of the executive or, in the absence of an employment agreement, pursuant to the Company’s Management Incentive Compensation Plan. Nevertheless, the individual annual cash incentive bonuses are subject to approval and modification by the Compensation Committee and such executive’s superiors on a basis that takes into account corporate performance and each executive’s success in achieving individual performance standards. These standards may or may not be quantitative.

Equity Incentives. The Company has historically used stock option award grants as a tool to encourage its executives to work to meet the Company’s operational goals and maximize long-term stockholder value. Under the Company’s 2004 Incentive Stock Plan, the Company may grant stock option awards and other equity incentives, including stock appreciation rights, stock grants and stock units. Because the value of equity incentives granted to an executive is directly related to the Company’s success in enhancing its market value over time, the Compensation Committee believes that such grants align the interests of management and stockholders. Under the Company’s equity incentive plan, specific grants are determined by taking into account:

•	An executive’s current responsibilities;

•	His or her historical performance;

•	The desirability of his or her long-term services; and

•	His or her perceived contributions to the Company’s operations and growth.

Equity incentive grants are also used to provide an incentive to newly promoted executives at the time that they are asked to assume greater responsibilities. In determining whether to make a grant, the Compensation Committee considers prior grants of stock options or other equity incentives and shares of the Company’s common stock currently held, as well as the recipient’s success in meeting operational goals and level of responsibility. However, no fixed formula is used to determine particular grants. The Compensation Committee believes that the opportunity to acquire a significant equity interest in the Company is a strong motivation for the Company’s executives to pursue the long-term interests of the Company and its stockholders, and promotes retention of key executives.

INTERNAL REVENUE CODE LIMITS ON DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Code generally disallows a tax deduction to publicly-held corporations for compensation in excess of $1,000,000 in any taxable year that is paid to a corporation’s chief executive officer or to the four most highly compensated executive officers. Compensation in excess of $1,000,000 continues to be deductible if that compensation is “performance based” within the meaning of Section 162(m) of the Code. Various criteria must be satisfied to meet the “performance based” standard including, among others, requirements to determine whether members of the Compensation Committee are “outside” directors and limitations regarding the maximum number of shares subject to options that can be awarded under any option plan to an executive during a specified time.

The Compensation Committee of the Board of Directors has decided, in certain cases, to award compensation that does not meet the requirements for deductibility under Section 162(m). The Compensation Committee believes it is sometimes necessary to award compensation based on performance and competitive factors rather than tax or legislative policy. A portion of the compensation awarded to certain Named Executive Officers in 2003 does not meet the deductibility requirements of Section 162(m). The Board and the Compensation Committee reserve the authority to award non-deductible compensation in circumstances they deem appropriate.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Crawford joined the Company in March 1998 as President and Chief Executive Officer. His employment agreement initially provided that he would be employed in that capacity for a five-year term beginning March 18, 1998, subject to automatic extension for an additional year on each anniversary of such date. The agreement initially provided for an annual base salary of not less than $1,000,000, subject to increase at the discretion of the Compensation Committee. In November 2000, the Compensation Committee approved an increase of Mr. Crawford’s annual base salary to $1,300,000, which became effective on January 1, 2001. The agreement, except as provided in the March 2000 amendment discussed below, also entitles Mr. Crawford to receive an annual cash incentive bonus of up to two times his annual base salary, subject to increase at the discretion of the Board of Directors. The payment of this bonus was dependent upon the Company’s achievement of certain target performance goals for each year.

In March 2000, the Company amended Mr. Crawford’s employment agreement to provide that Mr. Crawford would forego his cash bonus for the year 2000 and for all subsequent years during the then existing term of his employment agreement (which at that time was scheduled to expire on March 18, 2004) in exchange for a one-time grant of an option to purchase 3,875,000 shares of the Company’s common stock at an exercise price equal to 115% of the closing price of the Company’s common stock on March 8, 2000, the date of grant. This option grant is now fully vested.

On August 28, 2001, the Company amended Mr. Crawford’s employment agreement to extend the term of the agreement through September 1, 2006. The term is subject to automatic extension for an additional year each March 18 unless the Company gives Mr. Crawford written notice of non-extension at least 30 days prior to such date. Effective September 1, 2002, Mr. Crawford’s annual base salary was increased from $1.3 million to $1.5 million.

On November 12, 2002, the Company amended Mr. Crawford’s employment agreement to clarify the original intent that Mr. Crawford’s waiver of his cash bonus was intended to apply solely during the term of the agreement in effect in March 2000 when the waiver occurred and not during any subsequent extension of the employment agreement. Therefore, Mr. Crawford will be eligible for bonuses that are payable by the Company after March 18, 2004. In addition, the employment agreement was amended to clarify the definition of “Change in Control” and to clarify pay and benefits Mr. Crawford is eligible to receive upon certain termination and “Change in Control” events.

Effective November 12, 2002, the Company adopted the Caremark Rx, Inc. Supplemental Executive Retirement Plan (“SERP”). Mr. Crawford is currently the sole participant in the SERP, which was adopted to recognize Mr. Crawford’s success in leading the Company through a challenging turnaround situation, to create an incentive for him to remain employed with the Company and to provide him with a competitive retirement benefit. The key features of the SERP are as follows: a retirement age of 60; a benefit equal to 60% of highest average base salary over 36 consecutive months during the 72 months preceding retirement; vesting at 10% after 12 months, 30% after 24 months, 60% after 36 months and 100% after 48 months; full vesting upon disability or “Change in Control”; a pre-retirement death benefit of five times average base salary in lieu of retirement payments; and lifetime annuity or actuarially reduced “joint and survivor” payment options. The Compensation

Committee has authorized senior management to determine an appropriate financial strategy to enable the Company to satisfy the SERP obligations when payable.

Mr. Crawford’s compensation for 2003 included base salary of $1,500,000. The Compensation Committee believes that this compensation reflects Mr. Crawford’s success in achieving certain performance objectives in 2003 and progress toward enhancing long-term investor value.

Effective February 25, 2004, the Company and Mr. Crawford entered into a survivor benefit agreement, which was implemented to fund the Company’s obligation to pay a death benefit under Mr. Crawford’s employment agreement and obligates the Company to transfer ownership of an insurance policy to Mr. Crawford upon his termination of employment. Pursuant to authorization by the Compensation Committee, the Company purchased an insurance policy to fund the Company’s obligations, and the cost of the policy will be paid over five years. In connection with the survivor benefit agreement, a split dollar life insurance policy previously provided to Mr. Crawford pursuant to his employment agreement was terminated and its remaining cash value was used to fund the new policy.

Mr. Crawford is eligible for other benefits customarily found in executive employment agreements, and is subject to noncompete, nonsolicitation and nondisclosure provisions. His employment agreement also contains provisions regarding pay and benefits upon certain termination and “Change in Control” events. If the agreement is terminated for “Cause” or without “Good Reason,” as defined in the agreement, Mr. Crawford will receive payment of any previously unpaid base salary through the date of termination, and payment of all amounts due under the terms of the Company’s employee retirement, benefit and welfare plans at the time of termination. If Mr. Crawford is terminated for any reason other than Cause, if he terminates for Good Reason or if he terminates due to a “Change in Control,” as defined in the agreement, he is entitled to a lump sum payment equal to his then current base salary and bonus for the longer of the remainder of the agreement term or three years; payment of amounts due to him under the terms of the Company’s employee retirement, benefit, and welfare plans at the time of such termination; and immediate vesting of all stock options. In the case of disability, all of Mr. Crawford’s stock options will immediately vest. In the case of death, Mr. Crawford’s estate is entitled to a lump sum payment equal to his base salary and bonus for the longer of the remainder of the agreement term or three years, and immediate vesting of all stock options. In addition, Mr. Crawford is entitled to certain “gross up” payments related to any excise tax that may be imposed by Section 4999 of the Code.

The foregoing report on executive compensation for 2003 is provided by the following directors, who constituted the Compensation Committee at the end of 2003:

Harris Diamond, Chairperson

C. David Brown II

Colleen Conway-Welch, Ph.D.

RELATIONSHIP WITH

INDEPENDENT PUBLIC ACCOUNTANTS

On February 25, 2003, the Audit Committee approved the engagement of KPMG LLP (“KPMG”) as the Company’s certifying independent public accountants for the year ended December 31, 2003. KPMG has been engaged by the Audit Committee on behalf of the Company and its affiliates for reappointment in 2004 as the Company’s independent public accountants. KPMG is a member of the SEC Practice Section of the American Institute of Certified Public Accountants. Representatives of KPMG are expected to be present at the 2004 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

On April 8, 2002, the Audit Committee of the Board of Directors approved the decision of the Company to no longer engage Arthur Andersen, LLP (“Arthur Andersen”) as the Company’s certifying independent public accountants. The reports of Arthur Andersen for the year ended December 31, 2001 did not contain an adverse opinion or a disclaimer of opinion and was not otherwise qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of the Company’s financial statements for the year ended December 31, 2001, and in the subsequent interim periods, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to such matter in connection with its report. In addition, during the two most recent fiscal years and through the date of Arthur Andersen’s dismissal, there have been no “reportable events” as defined in Regulation S-K Item 304(a)(1)(v).

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The Company understands that KPMG must maintain objectivity and independence from management in its audit of the Company’s financial statements. Therefore, the Audit Committee has determined that KPMG may only perform audit, audit-related, tax and other permissible non-audit services for the Company and its affiliates. During 2003, the Audit Committee retained KPMG to provide these types of services for the Company and its affiliates.

The Audit Committee, which selects the independent public accountants and approved the scope of the engagement, has adopted a policy that sets forth guidelines and procedures for the pre-approval of certain services to be performed by the independent public accountants and fees associated with those services. Any services in excess of certain fee amount thresholds not covered under the general audit engagement requires specific approval by the Audit Committee. The Audit Committee has delegated to the Chairperson of the committee the authority to evaluate and approve services and fees on behalf of the Audit Committee in the event pre-approval is required between meetings. If the Chairperson grants such approval, he or she shall report that approval to the full Audit Committee at its next scheduled meeting. Annually, the Audit Committee reviews and establishes pre-approval fee amount thresholds for services to be provided by the independent public accountants. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent public accountants. All fiscal year 2003 audit and non-audit services provided by the independent public accountants were pre-approved.

The aggregate fees billed by KPMG in 2003 and 2002 for various services were:

Type of Fees	2003	2002
Audit Fees	$847,961	$697,000
Audit-Related Fees	28,791	67,535
Tax Fees	185,168	397,963
All Other Fees	804,287	0
Total	$1,866,207	$1,156,748

The aggregate fees billed for professional services by Arthur Andersen in 2002 were:

Type of Fees	2002
Audit Fees	$216,863
Audit-Related Fees	20,000
Tax Fees	0
All Other Fees	90,111
Total	$326,974

In the above tables, in accordance with definitions and rules, “audit fees” are fees billed to the Company for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements; “audit-related fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees billed for tax compliance, tax advice and tax planning; and “all other fees” are fees billed for any services not included in the first three categories. In 2003, the “all other fees” category includes $765,997 paid in connection with due diligence assistance and reviews of registration statements in connection with the Company’s merger with AdvancePCS. In 2002, the “all other fees” category included $43,900 paid in connection with consultations regarding discontinued operations, $36,000 paid in connection with a subsidiary audit and $10,211 paid in connection with business combination consultation.

AUDIT COMMITTEE REPORT

The Company’s management is responsible for the preparation, presentation and integrity of the Company’s financial statements; establishment of the Company’s accounting and financial reporting principles; and design of internal controls and procedures to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent public accountants are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s role is to assist the Board of Directors in fulfilling its responsibilities for the Company’s accounting and financial reporting practices, and to provide a channel of communication between the Board of Directors and the Company’s independent public accountants, senior management and the financial, legal, internal audit and compliance staffs. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent public accountants.

The Audit Committee, which is comprised of four non-employee directors, operates pursuant to a charter that was adopted by the Board of Directors on October 13, 1999. The charter is reviewed annually and was revised on August 22, 2002 and February 25, 2004. The Board of Directors has determined that each Audit Committee member is “independent” as that term is defined by the NYSE listing standards as well as rules adopted by the SEC. During its eight meetings held in 2003, the Audit Committee met as necessary with senior members of the Company’s financial, management and legal teams, the Vice President of Internal Audit Services, the Chief Compliance Officer and the Company’s independent public accountants, KPMG. The Audit Committee’s agenda is established by its Chairman and the Vice President of Internal Audit Services. The Audit Committee also conducts private sessions with internal audit and KPMG, separately and together, with and without management present, for purposes of engaging in candid discussions about financial management, accounting and internal control issues.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2003, with management, the Vice President of Internal Audit Services and KPMG. The Audit Committee also discussed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) with KPMG. KPMG provided to the Audit Committee the written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with KPMG its independence from the Company. The Audit Committee has concluded that KPMG has maintained its independence from the Company. In making this evaluation, the Audit Committee concluded that the provision of audit, audit-related, tax and other permissible non-audit services by KPMG and the amount of fees paid for audit, audit-related, tax and other permissible non-audit services and all other fees are compatible with maintaining the firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company and its subsidiaries be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, which was filed with the SEC on March 9, 2004.

The foregoing report of the Audit Committee for 2003 is provided by the following directors, who constituted the Audit Committee at the end of 2003:

Roger L. Headrick, Chairperson

Edwin M. Banks

Kristen E. Gibney Williams

Ted H. McCourtney

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

This section discusses certain direct and indirect relationships and transactions involving the Company and any director, executive officer or beneficial owner of more than five percent of the Company’s common stock. On March 31, 2003, the Board adopted its Corporate Governance Guidelines, which include standards for determining whether a director qualifies as an independent director. The Corporate Governance Guidelines were modified by the Board on February 26, 2004 to, among other things, reflect changes to the NYSE listing standards relating to director independence and SEC rules adopted to implement certain provisions of the Sarbanes-Oxley Act. In accordance with the Corporate Governance Guidelines, the Board has determined that ten of eleven non-employee directors are independent directors.

On June 1, 2001, AdvancePCS, which became a wholly-owned subsidiary of the Company on March 24, 2004, entered into a consulting agreement with Mr. Millon, who is now a director of the Company, pursuant to which he assisted AdvancePCS in analyzing opportunities for AdvancePCS to expand its product and service offerings worldwide. The consulting agreement was for a six-month term and entitled Mr. Millon to compensation in the amount of $25,000 per month. In addition, it contains noncompetition provisions effective for the term of the consulting agreement and for one year thereafter outside of the United States and for six months thereafter within the United States. The Board has determined that Mr. Millon qualifies as an independent director, based on the NYSE listing standards, because no payments related to the consulting agreement have been made to Mr. Millon by the Company in the last year.

In connection with the acquisition of Caremark International Inc. in September 1996, the employment of Mr. Piccolo, now a director of the Company, was terminated, entitling him to severance payments of $2,805,426 and certain other benefits provided in his severance agreement. The Company and Mr. Piccolo also entered into a consulting agreement (the “Piccolo Agreement”). The term of the Piccolo Agreement is ten years, unless earlier terminated. Over the course of such ten-year period, Mr. Piccolo will be paid consulting fees totaling approximately $5.4 million. The “gross up” provisions of his severance agreement also apply to payments made pursuant to the Piccolo Agreement in the event such consulting payments are determined to be “excess parachute payments” as such term is defined in the Code. Mr. Piccolo and his spouse are eligible to participate in all health and medical employee benefit plans and programs available from time to time to employees of the Company until he reaches the age of 65. After age 65, Mr. Piccolo and his spouse will be provided with a prescription drug program comparable to that provided to the Company’s employees. Mr. Piccolo is provided with adequate office space and secretarial support, as well as reimbursement of reasonable expenses, and is subject to certain noncompete and confidentiality restrictions. The Board has determined that Mr. Piccolo does not qualify as an independent director, but that he makes valuable contributions to the Board and the Company by reason of his industry experience and expertise.

Mr. Diamond, who is now a director of the Company, served as the Chief Executive Officer of Weber Shandwick Worldwide (“Weber Shandwick”) prior to serving as the Chief Executive Officer of Constituency Management Group, a division of the Interpublic Companies. The Company retained Weber Shandwick until July 2002 to advise the Company on investor relations policies and procedures and on communications to shareholders, investment professionals, the investing public and the financial press. The Company paid Weber Shandwick an advance monthly fee of $10,000 plus fees for actual time spent by Weber Shandwick on behalf of the Company in excess of the monthly fee. The Company also reimbursed Weber Shandwick for reasonable out-of-pocket expenses. The Company made payments totaling $160,840 to Weber Shandwick in 2002. The Board has determined that Mr. Diamond is an independent director, based on the NYSE listing standards, because the Company terminated its relationship with Weber Shandwick, effective July 2002 and no payments were made to that firm in 2003. In addition, the amount of the fees paid by the Company to Weber Shandwick in 2002 represented less than one percent of the firm’s revenues.

Since March 2000, Mr. Brown, who is now a director of the Company, has served as Chairman of the Firm for Broad and Cassel, a law firm that provided legal services to the Company during 2003. Broad and Cassel primarily represented the Company in only one arbitration matter, which was resolved in 2003. Mr. Brown did not personally provide legal services to the Company, and the amount of the fees paid by the Company to the law firm during 2003 represents less than one percent of the law firm’s revenues. Further, the Company did not engage Broad and Cassel for additional legal services, and no payments were paid to the firm in 2003, other than remaining fees and expenses payable with respect to the arbitration. Based on these circumstances, the Board has determined that Mr. Brown is an independent director, based on the NYSE listing standards.

During 2003, Andrew Crawford was employed by the Company as Senior Vice President, Office of the President. Andrew Crawford was paid an amount of $292,302 for his services during the year, including salary, bonus and other annual compensation, and $75,382 for relocation expenses. Andrew Crawford is the son of Mr. Crawford, the Company’s Chairman of the Board, President and Chief Executive Officer.

In connection with the relocation of the Company’s executive offices to Nashville, Tennessee, the Company purchased office furniture from a company that is owned and operated by the brother-in-law of Mr. Clemens, an executive officer of the Company. The payments made by the Company for such furniture since the beginning of 2003 total $509,910. It is anticipated that the Company will make additional payments of approximately $100,000 during the remainder of 2004. The payments from the Company in 2003 represent less than five percent of the furniture company’s revenues.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative stockholder return on the Company’s common stock with the cumulative return on the Standard & Poor’s Health Care 500 Index and the Standard & Poor’s 500 Index for the periods indicated. The annual changes for the five-year period shown on the graph below are based on the assumption that $100 had been invested in the Company’s common stock and each index on December 31, 1998, as required by SEC rules, and that all quarterly dividend payments were re-invested at the average of the closing stock prices at the beginning and end of the quarter. The total cumulative dollar returns shown on the graph represent the value that such investments would have had on December 31, 2003.

The preceding Stock Price Performance Graph shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Stockholders interested in presenting a proposal for inclusion in the Company’s proxy statement and proxy relating to the Company’s 2005 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s bylaws. To be eligible for inclusion in next year’s proxy statement, stockholder proposals must be received by the Company’s Corporate Secretary no later than December 10, 2004. In general, any stockholder proposal to be considered at next year’s annual meeting but not included in the proxy statement must be submitted in writing to and received by the Corporate Secretary at the principal executive offices of the Company no later than the close of business on February 23, 2005. However, if the date of the 2005 annual meeting is before April 4, 2005, then a stockholder will be able to submit a proposal for consideration no later than the close of business on the 90th day prior to such annual meeting unless less than 60 days notice of the date of the meeting is given, in which case the stockholder must submit a proposal so that such proposal is received by the Corporate Secretary no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public disclosure was made. Any notification to bring any proposal before the 2005 annual meeting of the stockholders must comply with the requirements of the Company’s bylaws. A stockholder may obtain a copy of the relevant bylaws provision by contacting the Company’s Corporate Secretary. The Nominating and Corporate Governance Committee will take into consideration nominees for election to the Board submitted by stockholders in accordance with the criteria set forth above in “Process for Nominating Directors.” The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates to the Board sent to the Committee care of the Company’s Corporate Secretary. In order to submit a recommendation, a stockholder must comply with provisions of applicable law and the Company’s charter and bylaws.

PROXY SOLICITATION COSTS

The accompanying proxy is solicited by the Board of Directors for use at the annual meeting of stockholders. The cost of soliciting proxies in the enclosed form will be borne by the Company. The Company has retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, New York, 10004, to aid in solicitation. For these services the Company will pay Georgeson Shareholder Communications, Inc. a fee of $10,000 and will reimburse it for certain out-of-pocket expenses. Additional solicitations may be made by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means by the officers or regular employees of the Company, who will receive no additional compensation. The Company expects to reimburse brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of stock.

ANNUAL REPORT ON FORM 10-K

The Company is providing to each stockholder as of the record date a copy of the Company’s Annual Report on Form 10-K concurrently with this Proxy Statement, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. The Form 10-K exhibits are available through the Company’s website as described below. The Company will also provide copies of these exhibits upon request by eligible stockholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits should be mailed to Caremark Rx, Inc., 211 Commerce Street, Suite 800, Nashville, Tennessee, Attention: Corporate Secretary. The Company also makes this Proxy Statement, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K available free of charge through its website at http://www.caremarkrx.com.

By Order of the Board of Directors,

Sara J. Finley

Corporate Secretary

Nashville, Tennessee

April 9, 2004

APPENDIX A

CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CAREMARK RX, INC.

BE IT RESOLVED, that there shall be designated an Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Caremark Rx, Inc. (together with its subsidiaries and affiliates, the “Company”).

I.  Composition.

The Audit Committee shall consist solely of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by: (1) Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”), and (2) the corporate governance listing standards of the New York Stock Exchange (NYSE)), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. Each member of the Audit Committee shall be financially literate, or shall undertake to become financially literate within a reasonable period of time after being elected to the Audit Committee of the Board, and at least one member shall have accounting or related financial management expertise, as these qualifications are determined in the opinion of the Board. In addition, unless otherwise determined by the Board, at least one member of the Audit Committee shall be an Audit Committee Financial Expert, as defined in Item 401 of Regulation S-K.

II.  Purposes.

The Audit Committee shall:

(A)  assist Board oversight of (1) the integrity of the Company’s financial statements, (2) the company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditor; and

(B)  prepare the report required by the SEC’s proxy rules to be included in the Company’s annual proxy statement.

To accomplish the above purposes, the Audit Committee shall:

•	Monitor and oversee management in maintaining the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company;

•	Monitor and oversee management in establishing and maintaining processes to assure that an adequate system of internal control is functioning within the Company;

•	Periodically assess the qualifications and independence of the Company’s independent auditors as set forth herein; and

•	Monitor and oversee management in establishing and maintaining processes to assure compliance by the Company with applicable laws, regulations and Company policy.

BE IT FURTHER RESOLVED, that the Audit Committee shall have the following responsibilities and duties:

(a) Hold regular quarterly meetings, or more frequently as circumstances dictate, and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the Company’s independent accountants or internal audit staff.

(b)  Ensure that the Company maintains an internal audit function.

(c)  Hold separate executive sessions with management, the independent auditor, and the Company’s internal audit staff at least quarterly.

(d)  Review the adequacy of this charter at least annually and submit any proposed changes to the Board for approval.

(e)  Require the Company to file this Audit Committee Charter as an appendix to the proxy statement at least once every three years and maintain a copy on the Company’s website.

(f)  Directly appoint, oversee, retain, compensate, evaluate and terminate the independent auditor, resolve disagreements between management and the independent auditor regarding financial reporting, review any relationships between the Company and the independent auditor that could affect their independence, review the range and cost of audit and tax services performed by the independent auditors, and ensure compliance with the Board resolution which prohibits the performance of non-permissible, non-audit services by the independent auditor. All audit services and permissible non-audit services (including tax services) to be performed for the Company by its independent auditors, subject to the de minimus exemptions for non-audit services described in the Exchange Act that are preapproved by the Audit Committee prior to the completion of the audit, shall be pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit services and permissible non-audit services; provided, however, that all pre-approved services must be disclosed by such delegate to the full Audit Committee at its next scheduled meeting.

(g)  Evaluate the independent auditor’s qualifications, performance and independence on at least an annual basis.

(h)  Prior to commencement of the annual audit, confer with the independent auditor and the internal audit staff concerning the scope of their examinations of the books and records of the Company, review and approve the independent auditor’s annual engagement letter and the proposed fees, direct the special attention of the independent auditor or internal audit staff to specific matters or areas deemed by the Audit Committee or the internal auditors to be of special significance, and authorize the independent auditor and internal audit staff to perform such supplemental reviews or audits as the Audit Committee may deem desirable.

(i)  Obtain and review a report of the independent auditor at least annually:

(A)  regarding (1) all critical accounting policies and practices used, (2) all alternative treatments within GAAP suggested to management, (3) all communications with management, and

(B)  describing the independent auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

(j)  Review the performance of and assure objectivity of the internal audit staff, including activities relating to compliance and ethics. The review should also include discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

(k)  Review with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings, assess the steps management has taken or should take to minimize those risks and discuss with management generally the Company’s policies with respect to risk assessment and risk management.

(l)  Review and discuss with management the Company’s unaudited quarterly financial statements and results of the independent auditors’ reviews rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof.

(m)  Review and discuss with management the Company’s audited annual financial statements and the independent auditors’ opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application thereof;

(n)  Review the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to filing each Form 10-K and Form 10-Q.

(o)  Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; provided that discussion of the types of information to be disclosed and the types of presentations to be made on a general basis shall be sufficient, and the Audit Committee need not discuss in advance each earnings release or each instance in which the company may provide earnings guidance.

(p)  Obtain from the independent auditor their recommendations regarding the adequacy of internal controls and other matters relating to the accounting procedures and the books and records of the Company and reviewing the correction of controls deemed to be deficient, and obtain from the internal audit staff any related significant findings or difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

(q)  Provide an open avenue of communication among the independent auditor, internal audit staff and Board;, report through its Chairman to the Board following the meetings of the Audit Committee, and maintain minutes or other records of meetings and activities of the Audit Committee.

(r)  Review with appropriate Company personnel the actions taken to ensure compliance with the Company’s Code of Conduct and the results of material violations of such Code, review the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitor the results of these compliance efforts, and review the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions.

(s)  Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

(t)  At least annually, review with the independent auditor any audit problems or difficulties and management’s response. The discussion should include any accounting adjustments that were noted or proposed by the independent auditor but were “passed” (as immaterial or otherwise), any communications between the independent audit team and the independent audit firm’s national office respecting auditing or accounting issues presented by the engagement, and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Company.

(u)  Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

(v)  Consider such other matters in relation to the financial affairs of the Company and its accounts and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.

(w)  Obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties, and receive appropriate funding, as determined by the Audit Committee, from the Company for payment of compensation to the outside legal, accounting or other advisors employed by the Audit Committee.

(x)  Set clear hiring policies for employees or former employees of the independent auditors

(y)  Report regularly to the Board.

(z)  Conduct an annual self-evaluation of the Audit Committee’s effectiveness in discharging its responsibilities and duties and report results of such evaluation to the Board.

BE IT FURTHER RESOLVED, that the following Board members are hereby appointed to serve on and shall constitute the Audit Committee until the Board shall otherwise determine:

Roger L. Headrick, Chairman

Ted H. McCourtney

Kristen E. Gibney Williams

Edwin M. Banks

Review Date: February 25, 2004

FOLD AND DETACH HERE

Caremark Rx, Inc.

Annual Meeting of Stockholders

May 4, 2004 9:00 A.M.

P The Hermitage Hotel 231 6th Avenue North R Nashville, Tennessee 37219

Proxy solicited by the Board of Directors for the Annual Meeting of Stockholders on May 4, 2004.

O The undersigned hereby appoints Edwin M. Crawford and Sara J. Finley, and each of them, proxies with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of stock of Caremark Rx, Inc., which X the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Tuesday, May 4, 2004, 9:00 a.m., Central Time at The Hermitage Hotel, 231 6th Avenue North, Nashville, Tennessee, 37219, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Y Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement, as follows, and otherwise in their discretion upon such other business as may properly come before the meeting or any adjournment thereof.

(continued and to be dated and signed on the other side)

Instructions for Voting Your Proxy

Caremark Rx, Inc. encourages you to take advantage of a cost-effective, convenient way to vote your shares. You may vote your proxy 24 hours a day, 7 days a week using either a touch-tone telephone or the Internet. Your telephone or Internet vote must be received no later than 3:00 p.m. Eastern Time on May 3, 2004, and authorizes the proxies named on the proxy card below to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote by telephone or Internet, do not return your proxy card by mail.

VOTE BY TELEPHONE Available only until 3:00 p.m. Eastern Time May 3, 2004.

• Call toll free 1-866-233-5371 on any touch-tone telephone to authorize the voting of your shares. You may call 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

VOTE BY INTERNET Available only until 3:00 p.m. Eastern Time May 3, 2004.

• Access the website at https://www.proxyvotenow.com/cmx to authorize the voting of your shares. You may access the site 24 hours a day, 7 days a week. You will be prompted to follow simple instructions.

VOTE BY MAIL Must be received prior to the Annual Meeting.

• Mark, sign and date your proxy card and return it in the enclosed envelope to: Wachovia Bank, N.A. Attn: Proxy Tabulation NC-1153 P.O. Box 217950 Charlotte, NC 28254-3555

FOLD AND DETACH HERE

The Board recommends a vote FOR election of the following Directors.

1. Election of Directors. 01. Edwin M. Banks

To withhold authority to vote for a particular nominee, mark 02. Colleen Conway-Welch, Ph.D. FOR WITHHOLD FOR ALL “FOR” and write the nominee’s number on the line below. 03. Roger L. Headrick 04. Jean-Pierre Millon

This proxy will be voted as specified by the undersigned. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed above and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Change of Address (if applicable):

                                       Date:             , 2004

             Signature(s)

Please date, sign exactly as your name appears on your stock certificate and mail the proxy promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person. If shares are held jointly, each stockholder must sign. This proxy, if properly executed and delivered, will revoke all previous proxies.